Exhibit (b)(3)

EXECUTION COPY

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013		JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, NY 10017

	UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901	J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, NY 10179
UBS SECURITIES LLC 299 Park Avenue New York, New York 10171
DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005		RBC CAPITAL MARKETS LLC ROYAL BANK OF CANADA One Liberty Plaza New York, NY 10006
STRICTLY CONFIDENTIAL July 18, 2011
Project Imelda Senior Secured Credit Facilities Senior Unsecured Bridge Facility Amended and Restated Commitment Letter

IVD Acquisition Corporation

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Attention: Jack Weingart

Ladies and Gentlemen:

You have advised each of Citi (as defined below), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMS”), UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBSS”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), RBC Capital Markets LLC (“RBCCM”) and Royal Bank of Canada (“RBC” and, together with Citi, JPMCB, JPMS, UBS, UBSS, DBNY, DBCI, DBSI and RBCCM the “Commitment Parties”, “us” or “we”) that you intend to directly or indirectly acquire the Target by means of either (i) the purchase of a majority of the outstanding shares of the Target pursuant to a cash tender offer, a subsequent issuance of additional shares by the Target to Merger Sub (if necessary) and the subsequent consummation of a short-form merger or (ii) in the event that the cash tender offer is not completed, a merger transaction approved by the stockholders of the Target, and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein are used with the respective meanings assigned to them in the Exhibits attached hereto.

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For purposes of this amended and restated commitment letter, “Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

In connection with the Transactions, (a) each of Citi, JPMCB, UBS, DBNY and RBC (collectively, in such capacities, the “Initial Senior Lenders”) is pleased to advise you of its several, but not joint, commitment (i) to provide 30%, 30%, 20%, 10% and 10%, respectively, of the Term Facility and (ii) to provide 25%, 25%, 25%, 12.5% and 12.5%, respectively, of the Revolving Facility, and (b) each of Citi, JPMCB, UBS, DBCI and RBC (collectively, in such capacities, the “Initial Bridge Lenders” and, together with the Initial Senior Lenders, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 30%, 30%, 20%, 10% and 10%, respectively, of the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth in this amended and restated commitment letter and the term sheets attached as Exhibits A, B, C and D hereto (the “Term Sheets” and together with this amended and restated commitment letter (including any schedules hereto), collectively, this “Commitment Letter”).

It is agreed that (a) Citi and JPMS will act as co-lead arrangers and joint lead bookrunners for the Senior Secured Credit Facilities (in such capacities, the “Senior Lead Arrangers”), (b) UBSS will act as a joint bookrunner and JPMS and UBSS will act as co-syndication agents for the Senior Secured Credit Facilities, (c) Citi will act as the sole and exclusive administrative agent and collateral agent for the Senior Secured Credit Facilities (in such capacity, the “Administrative Agent”), (d) Citi and JPMS will act as co-lead arrangers and joint lead bookrunners for the Senior Bridge Facility (in such capacities, the “Bridge Lead Arrangers” and, together with the Senior Lead Arrangers, the “Lead Arrangers”), (e) UBSS will act as a joint bookrunner for the Senior Bridge Facility, (f) JPMCB will act as the sole and exclusive administrative agent for the Senior Bridge Facility (in such capacity, the “Bridge Administrative Agent” and together with the Administrative Agent, the “Administrative Agents”) and (g) RBC and DBSI will act as co-documentation agents for the Senior Secured Credit Facilities. It is agreed that (a) Citi shall receive “top left” placement, JPMS will have “second” placement, and UBSS will have “third” placement and the other Initial Senior Lenders (or their affiliates, as applicable) will be listed in alphabetical order in any marketing materials for the Senior Secured Credit Facilities and such institutions shall have all rights customarily associated with their respective position and name placement set forth above and (b) JPMS will have “top left” placement, Citi will have “second” placement, and UBSS will have “third” placement and the other Initial Bridge Lenders (or their affiliates, as applicable) will be listed in alphabetical order in any and all marketing materials or other documentation used in connection with the Senior Bridge Facility and such institutions shall have all rights customarily associated with their respective position and name placement set forth above. No compensation (other than that expressly contemplated by this Commitment Letter and the amended and restated fee letter dated the date hereof by and among us and you (together with the amended and restated fee credit letter dated the date hereof from us to you, the “Fee Letter”) referred to below) will be paid in connection with the Credit Facilities and no titles or roles shall be awarded in connection with the Credit Facilities unless you and the Commitment Parties shall so agree.

We intend to syndicate the Credit Facilities to a group of lenders identified by the Lead Arrangers in consultation with you and, with respect to lenders under the Revolving Facility, subject to your and the Sponsor’s consent (such consent not to be unreasonably withheld or delayed) (together with the Initial Lenders, the “Lenders”); it being understood that we will not syndicate to (x) certain banks, financial institutions and other institutional lenders and persons (or related funds of such persons which are reasonably identifiable in a manner to be agreed by the Administrative Agent or Bridge

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Administrative Agent, as applicable) identified to the Lead Arrangers by you in writing prior to our execution hereof or (y) any competitor of the Borrower and its subsidiaries and any controlled affiliate of such competitor identified to the Lead Arrangers by you in writing prior to our execution hereof (or if after our execution hereof, that are reasonably acceptable to the Lead Arrangers (or, following the Closing Date, the Administrative Agent or Bridge Administrative Agent, as applicable)) (such persons, collectively, the “Disqualified Institutions”). Notwithstanding any other provision of this Commitment Letter to the contrary (a) no Initial Lender shall be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the funding of the initial loans on the Closing Date, (b) no such assignment or novation shall become effective with respect to any portion of any Initial Lender’s commitment in respect of the Credit Facilities until the initial funding of the Credit Facilities on the Closing Date, and (c) unless the Borrower agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred.

The Lead Arrangers intend to commence syndication efforts promptly, and from the date of your acceptance of this Commitment Letter until the earlier to occur of (a) a successful syndication (as defined in the Fee Letter) of the Credit Facilities and (b) the date that is 90 days after the Closing Date (such period, the “Syndication Period”) you agree to assist the Lead Arrangers in completing a syndication reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (i) using commercially reasonable efforts to ensure that the syndication efforts benefit from your and the Sponsor’s existing banking relationships and, to the extent appropriate and practical, those of the Target, (ii) direct contact between your senior management and representatives and advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between senior management and representatives and advisors of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations mutually agreed upon, (iii) your, the Borrower’s and the Sponsor’s assistance in the preparation of a confidential information memorandum for each of the Credit Facilities customary for transactions of this type (including customary historical and pro forma financial information) (each a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of each of the Credit Facilities at least 15 business days prior to the Closing Date (excluding any “blackout dates” referred to in Exhibit D hereto) (and using your commercially reasonable efforts to obtain assistance from the Target in connection therewith), (iv) the hosting, with the Lead Arrangers and your senior management and senior management of the Borrower, of one or more meetings (or, if you and the Lead Arrangers shall agree, conference calls in lieu of any such meetings) of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to obtain assistance from senior management of the Target in connection therewith) with the Lead Arrangers, (v) your ensuring that at all times prior to the end of the Syndication Period, there shall be no competing issues of commercial bank or other credit facilities or debt securities of Holdings, the Borrower and, after your using commercially reasonable efforts, the Target or its subsidiaries, being announced, offered, placed or arranged (other than the Credit Facilities, the Senior Notes or other securities that may be issued in lieu of or to refinance the Senior Bridge Facility, indebtedness issued in lieu of any of the foregoing pursuant to the Fee Letter, the indebtedness permitted to be incurred under the Acquisition Agreement as in effect on July 2, 2011, if any, and other indebtedness to be agreed) that could reasonably be expected to materially impair the primary syndication of the Credit Facilities without the prior written consent of the Lead Arrangers and (vi) using your commercially reasonable efforts to obtain public corporate or family ratings, as applicable, of the Borrower and public ratings for the Credit Facilities and the Senior Notes from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), prior to the launch of the general syndication of the Term Facility. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of the Credit Facilities shall constitute a condition precedent to the Closing Date.

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The Lead Arrangers, in their capacities as such, will manage, in consultation with you and the other Commitment Parties (and subject to your and the Sponsor’s consent as noted above with respect to the Lenders under the Revolving Facility), all aspects of the syndication, including decisions as to the selection of prospective Lenders to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees and/or other payments among the Lenders. In such capacity, the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall they be subject to any fiduciary or other implied duties in connection with the Credit Facilities. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Lead Arrangers the information with respect to the Borrower, the Target and your and its subsidiaries and the Acquisition set forth in clause (iii) of the second sentence of the preceding paragraph, the historical financial information set forth in paragraph 5 of Exhibit D hereto and the Projections (as defined below), as the Lead Arrangers may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and warrant (with respect to the Target and its subsidiaries, to your knowledge) that (a) all written information and written data concerning Holdings, you and your subsidiaries and the Target and its subsidiaries (including the confidential information memorandum), other than the Projections and information of a general economic or industry-specific nature (the “Information”) that has been or will be made available to any of us by you, the Target, the Sponsor or any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby, does not or will not, when taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the financial projections (including financial estimates, forecasts and other forward-looking information, the “Projections”) that have been or will be made available to us by you, the Target, the Sponsor or any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time furnished (it being agreed by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular Projection will be realized, that actual results may differ and that such differences may be material). If you become aware that any of the representations or warranties in the preceding sentence would be incorrect during the Syndication Period, if the Information and Projections were being furnished, and all such representations were being made, at such time, you will (i) with respect to Information or Projections relating to you or your respective subsidiaries, promptly supplement the Information and the Projections and (ii) with respect to Information or Projections relating to the Target or its subsidiaries (x) prior to the Closing Date, use your commercially reasonable efforts to cause and (y) after the Closing Date, cause the Target to supplement the Information and the Projections from time to time until the expiration of the Syndication Period such that the representations in the preceding sentence remain true under those circumstances, it being understood that such supplementation shall cure any breach of such representation. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and the Projections without independent verification thereof.

You hereby acknowledge that (a) we will make available the Information and the Projections to the proposed syndicate of Lenders by posting on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Target, your or their respective affiliates, your or their respective securities or the Acquisition) (each, a “Public Lender”). At the request of the Lead Arrangers, you agree to assist the Lead Arrangers in preparing an additional version or versions of each confidential information memorandum to be used by Public Lenders. The information to be included in the additional version of such confidential information memorandum will

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consist exclusively of information and documentation that is either publicly available or not material with respect to the Borrower, the Target, your or their respective affiliates, any of your or their respective securities and the Acquisition for purposes of United States federal and state securities laws, including the rules of any stock exchange (such information, “Public Lender Information”). It is understood that in connection with your assistance described above, (a) customary authorization letters will be included in each confidential information memorandum that authorize the distribution of such confidential information memorandum to prospective Lenders, confirm that the public-side version consists exclusively of Public Lender Information, and exculpate you, the Sponsor, the Target and your and their respective affiliates with respect to any liability related to misuse by others of information in violation of securities laws and exculpate us and our affiliates with respect to any liability related to the use of the contents of the confidential information memorandum or any related marketing material by the recipients thereof; (b) the Public Lender Information shall include the following information (provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements) and such Public Lender Information is permitted to be made available to all prospective Lenders, including through a Platform designated “Public Lenders”: (i) drafts and final definitive documentation with respect to the Credit Facilities, (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Credit Facilities; (c) at our request, you shall identify Information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark Information as “PUBLIC”); and (d) we shall be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lenders” to which Public Lenders do not have access. For purposes of the foregoing, “publicly available” includes information that is (or can be derived from information) available to holders and potential investors of the debt securities of the Borrower and its subsidiaries.

Each Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purposes of providing the services that are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information or the terms and contents of this Commitment Letter and the Fee Letter (a) to Moody’s and S&P and other rating agencies as determined by the Lead Arrangers; provided that such information is supplied only on a customary basis after consultation with you and the Sponsor, (b) to any Lenders or participants or prospective Lenders or participants (other than a Disqualified Institution), (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or regulation (in which case, such Commitment Party shall, to the extent permitted by law, notify you promptly thereof, in advance), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case, to the extent permitted by law, such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance), (e) to its affiliates and to its and their respective employees, directors, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party on a “need to know” basis and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party in breach of this Commitment Letter, is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or the Target or if such information is independently developed by such Commitment Party and (g) to the extent applicable, for purposes of establishing a “due diligence” defense or a defense against any claim that a Commitment

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Party has breached its confidentiality obligations; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of such Commitment Party or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information. The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the Credit Documentation upon the initial funding thereunder and shall in any event terminate two years from July 2, 2011. Each Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its respective employees, directors, legal counsel, independent auditors, professionals or other experts or agents.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the fees and payments described in the Fee Letter on the terms and subject to the conditions expressly set forth therein.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, each Commitment Party’s commitments hereunder are subject only to the conditions set forth on Exhibit D, and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Credit Facilities shall occur (except in the case of the Senior Bridge Facility, to the extent the Senior Notes are issued in lieu thereof); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder in respect of the initial fundings contemplated hereby, including compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Documentation, other than those expressly set forth on Exhibit D. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (i) such of the representations and warranties made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) in the Credit Documentation and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied (it being understood that, to the extent any lien search or any Collateral (including the creation or perfection of any security interest) is not or cannot be provided and/or perfected on the Closing Date (other than (i) to the extent that a lien on such Collateral may under applicable law be perfected upon closing by the filing of financing statements under the Uniform Commercial Code, (ii) the pledge and perfection of security interests in the capital stock of the Borrower and its material (to be determined in a manner consistent with the Documentation Principles) wholly-owned domestic restricted subsidiaries, with respect to which a lien may be perfected upon closing by the delivery of a stock certificate, (iii) Uniform Commercial Code lien searches and (iv) the execution and delivery by each Loan Party of a customary personal property security agreement consistent with the Documentation Principles) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such lien search and/or Collateral shall not constitute a condition precedent to the

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availability of the Credit Facilities on the Closing Date but shall be required to be delivered within 90 days (or such longer period as the Administrative Agent may agree) after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties set forth in Exhibit B and Exhibit C relating to the corporate or other organizational existence of the Borrower and the Guarantors, organizational power and authority (as they relate to due authorization, execution, delivery and performance of the Credit Documentation), due authorization, execution and delivery and enforceability, in each case as they relate to the entering into and performance of the relevant Credit Documentation by the Borrower and the Guarantors, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit D), use of proceeds, no conflicts of the Credit Documentation with organizational documents or material laws, Federal Reserve margin regulations, the Investment Company Act, the PATRIOT ACT, and creation, validity and perfection of first priority security interests in the collateral to be granted on the Closing Date (subject to the exceptions set forth in this paragraph and the Term Sheets and permitted liens as set forth in the Senior Credit Documentation). This paragraph, and the provisions contained herein, shall be referred to as the “Certain Funds Provision”.

The definitive documentation for each of the Credit Facilities (collectively, the “Credit Documentation”) shall (i) be consistent with the applicable Term Sheet for such Credit Facility and, in each case, shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in the Term Sheet applicable to such Credit Facility (subject only to the exercise of any Flex Provisions (as defined in the Fee Letter) expressly provided in the Fee Letter), in each case, applicable to Holdings and its restricted subsidiaries and be usual and customary for facilities of such kind giving due regard to the term loan Credit Agreement, dated as of March 7, 2011, among Chinos Acquisition Corporation, J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., Bank of America, N.A., as Administrative Agent and the Lenders party thereto and the Senior Notes Indenture, dated as of March 7, 2011, between Chinos Acquisition Corporation and Wells Fargo Bank, National Association (including, with respect to such Senior Notes Indenture, with respect to incurrence based covenants set forth in the Term Sheets and the Securities (as defined in the Fee Letter)), (ii) reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, practices, matters disclosed in the Acquisition Agreement and proposed business plan, and (iii) be negotiated in good faith to finalize the Credit Documentation, giving effect to the Certain Funds Provision (as defined above), as promptly as reasonably practicable. This paragraph, and the provisions contained herein, shall be referred to as the “Documentation Principles”.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and controlling persons and their respective directors, officers, employees, partners, members, agents, advisors and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use of the proceeds thereof, the Acquisition Agreement, the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, the Target, your and their respective affiliates, creditors or any other person, and to reimburse each indemnified person within 30 days of a written demand therefor (together with backup documentation supporting such reimbursement request) for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to such indemnified persons taken as a whole, one firm of regulatory counsel and one firm of local counsel, as reasonably necessary in each relevant jurisdiction and, solely in the event of any conflict of interest, one additional counsel (and, if reasonably necessary, one firm of regulatory counsel and one firm of local

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counsel in each relevant jurisdiction) to each such group of similarly situated affected indemnified persons; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are determined to arise from the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person or its affiliates, controlling persons, directors, officers, employees, partners, members, agents, advisors or representatives (collectively, “related persons”) by a final non-appealable judgment of a court of competent jurisdiction, or to any disputes solely among indemnified persons (or their related persons) (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any credit facility), and not arising out of any act or omission of the Borrower, the Target or any of your or their affiliates, and (b) to reimburse each Commitment Party and its affiliates from time to time for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and limited, in the case of legal fees and expenses, to the reasonable documented fees, charges and disbursements of counsel to the Commitment Parties identified in the Term Sheets, one firm of regulatory counsel and one firm of local counsel, as necessary in each relevant jurisdiction) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) (collectively, the “Expenses”); provided that, other than reimbursement obligations relating to enforcement by the Commitment Parties of this Commitment Letter or the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. No indemnified person or any party hereto shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or related persons) as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, you, the Sponsor, the Target or any of your or their respective affiliates or the directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions or the Credit Facilities (including the use of proceeds thereunder); provided that the provisions of this sentence shall not limit your indemnity obligations to the indemnified persons as provided herein either in respect of damages incurred or paid by an indemnified person to a third party or in respect of out-of-pocket expenses incurred. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity has been sought hereunder by such indemnified person unless such settlement (i) includes an unconditional release of such indemnified person in form and substance satisfactory to such indemnified person (which approval shall not be unreasonably withheld or delayed) from all liability or claims that are the subject matter of such Proceeding, (ii) includes confidentiality provisions reasonably satisfactory to such indemnified person, (iii) prohibits the making of negative or disparaging statements or communications about such indemnified person on terms reasonably acceptable to such indemnified person and (iv) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such indemnified person. Notwithstanding the foregoing, each indemnified person (and its related persons) shall be obligated to refund and return promptly any and all amounts paid by you under this paragraph to such indemnified person (or such related person) for any such fees, expenses or damages to the extent such indemnified person (or such related person) is not entitled to payment of such amounts in accordance with the terms hereof.

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None of the Commitment Parties and none of their respective affiliates will use confidential information obtained from the Target, the Sponsor, you, your or their respective affiliates or on your or their behalf by your or their respective representatives by virtue of the transactions contemplated hereby or their other relationships with you in connection with the performance by them and their respective affiliates of services for other persons, and none of the Commitment Parties will furnish any such information to such other persons. You also acknowledge that no Commitment Party or its affiliates has an obligation to use in connection with the transactions contemplated hereby, or to furnish to you, the Sponsor or the Target (or any of your or their respective affiliates or representatives) confidential information obtained from other persons.

You further acknowledge that each Commitment Party is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, Holdings, the Borrower, the Target and other companies with which you, Holdings, the Borrower or the Target may have commercial or other relationships. With respect to any securities and/or financial instruments so held by a Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Parties shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to you with respect thereto. Any review by the Commitment Parties of the Borrower, the Target, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of you or any of your affiliates. In addition, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Target, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties under this Commitment Letter.

Commitment Letter – Page 9

This Commitment Letter shall not be assignable by you (except to one or more affiliates of the Sponsor that is a newly formed domestic “shell” entity controlled by the Sponsor and that consummates the Acquisition and to the Target as a result of the Acquisition) without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), and is, and is intended to be, solely for the benefit of the parties hereto and the indemnified persons and does not, and is not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including portable document format (“.pdf”) or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER, OR THE FEE LETTER, OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY OR THEREBY.

Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in The City of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby or thereby and agrees not to commence or otherwise support any such suit, action or proceeding other than in such state or federal courts sitting in the Borough of Manhattan in The City of New York. Service of any process, summons, notice or document by registered mail addressed to such person at the address above shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such person is or may be subject, by suit upon judgment.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to the Sponsor and to your and its respective directors, officers, employees, attorneys, accountants, agents and other advisors on a confidential basis, (b) to the Target and its directors, officers, employees, attorneys, accountants, agents and other advisors on a confidential basis (provided that any disclosure of the Fee Letter or its terms or substance to the Target or its directors, officers, employees, attorneys, accountants, agents or other advisors shall be redacted as reasonably requested by the Commitment Parties but in any event shall be redacted in respect of (i) the amounts, percentages and basis points set forth in numbered paragraphs 1 through 6 thereof and the Flex Provisions, (ii) the economic terms of the Securities Demand and (iii) the Total Cap and Applicable Spread (each as defined therein), unless in each case the Commitment Parties otherwise consent), (c) as

Commitment Letter – Page 10

required by law or regulation or as requested by a governmental authority (in which case, the disclosing party agrees, to the extent permitted by law, to inform the non-disclosing party promptly in advance thereof), (d) the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof) may be disclosed in any prospectus or offering memorandum relating to the Senior Notes and/or any other Securities, in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any public filing requirement (it being acknowledged that the fees in the Fee Letter shall be reflected in projections and pro forma information and a generic disclosure of aggregate sources and uses contained in such prospectus, offering memorandum and syndication and other marketing materials) and (e) the Term Sheets may be disclosed to any rating agency in connection with the Transactions; provided that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the funding of the Credit Facilities is subject to conditions precedent as set forth herein.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.

The indemnification, payment of fees, confidentiality, jurisdiction, governing law, no agency or fiduciary duty, venue, waiver of jury trial and syndication provisions (including Flex Provisions as defined in the Fee Letter) contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that (a) your obligations with respect to syndication (including under the Flex Provisions) shall survive until the expiration of the Syndication Period, (b) on the Closing Date all other such provisions (other than your obligations with respect to the payment of fees and the confidentiality provisions with respect to the Fee Letter) shall automatically be superseded by the Credit Documentation and you shall automatically be released from all liability in connection therewith at such time and (c) you may terminate this Commitment Letter (other than in respect of the confidentiality, indemnification, jurisdiction, governing law, no agency or fiduciary duty, venue and waiver of jury trial provisions) but not the provisions of the Fee Letter relating to the payment of fees (including any “Alternate Transaction” fees) upon written notice to the Initial Lenders at any time (subject to the preceding provisions).

This Commitment Letter amends and restates in its entirety the Commitment Letter, dated as of July 2, 2011, by and among you, Citi, JPMS and JPMCB.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York time, on July 19, 2011. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York time, on the earliest of the date that is (a) December 15, 2011, (b) the closing of the Acquisition (i) in the case of the Senior Secured Credit Facilities, without the use of the Senior

Commitment Letter – Page 11

Secured Credit Facilities or (ii) in the case of the Senior Bridge Facility, without the use of the Senior Bridge Facility and (c) the valid termination of the Acquisition Agreement prior to the closing of the Acquisition, then this Commitment Letter and the commitments and agreements of the Commitment Parties hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension; provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Commitment Letter – Page 12

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

[Signature Page to Amended and Restated Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ David Leland
Name: David Leland
Title: Director

[Signature Page to Amended and Restated Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Vanessa Chiu
Name: Vanessa Chiu
Title: Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Uri Birkenfeld
Name: Uri Birkenfeld
Title: Vice President

[Signature Page to Amended and Restated Commitment Letter]

UBS LOAN FINANCE LLC

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Leveraged Capital Markets Executive Director

By:	/s/ Kristine M. Shryock
Name: Kristine M. Shryock
Title: Director and Counsel Region Americas Legal

UBS SECURITIES LLC

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Leveraged Capital Markets Executive Director

By:	/s/ Kristine M. Shryock
Name: Kristine M. Shryock
Title: Director and Counsel Region Americas Legal

[Signature Page to Amended and Restated Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Sabrina Gill
Name: Sabrina Gill
Title: Director

By:	/s/ Eric Pratt
Name: Eric Pratt
Title: Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Sabrina Gill
Name: Sabrina Gill
Title: Director

By:	/s/ Eric Pratt
Name: Eric Pratt
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

By:	/s/ William Frauen
Name: William Frauen
Title: MD

[Signature Page to Amended and Restated Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director Head of US Leveraged Finance

[Signature Page to Amended and Restated Commitment Letter]

Accepted and agreed to as of
the date first above written,

IVD ACQUISITION CORPORATION

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: President

[Signature Page to Amended and Restated Commitment Letter]

EXHIBIT A

Project Imelda

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits (including the Annexes thereto) to the Commitment Letter, of which this Exhibit A is a part, and in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

TPG Capital, L.P., and/or one or more of its affiliates and associated funds (collectively, the “Sponsor”) intends to, directly or indirectly, acquire (the “Acquisition”) the company identified to us as Project “Imelda” (the “Target”) all as set forth in the Acquisition Agreement (as defined in Exhibit D).

In connection therewith, it is intended that:

(a) IVD Holdings Inc., a Delaware corporation formed and controlled directly or indirectly by the Sponsor (“Holdings”) and IVD Acquisition Corporation, a Georgia corporation and a direct wholly owned subsidiary of Holdings (“Merger Sub”) has entered into the Acquisition Agreement with the Target, pursuant to which Merger Sub will directly or indirectly acquire the Target by means of either (i) the purchase of a majority of the outstanding shares of the Target pursuant to a cash tender offer, a subsequent issuance of additional shares by the Target to Merger Sub (if necessary) and the subsequent consummation of a short-form merger (the “Short-Form Merger”) or (ii) in the event that the cash tender offer is not completed, a merger transaction approved by the stockholders of the Target (the “Long-Form Merger” and, together with the Short-Form Merger, each a “Merger”), substantially simultaneously with the closing of the Acquisition, with Target being the surviving corporation;

(b) the Sponsor will make cash contributions as common equity and/or, if reasonably satisfactory to the Lead Arrangers, as preferred equity (collectively, to the extent in compliance with clause (c) below, the “Equity Contribution”) directly or indirectly to Holdings, which will in turn be contributed to the Borrower in the form of common stock, and/or if on terms reasonably satisfactory to the Lead Arrangers, preferred equity;

(c) together with any rollover equity, the Equity Contribution will constitute an aggregate amount not less than 35% of the sum (the “Sum”) of (i) the aggregate principal amount of the Senior Secured Credit Facilities funded on the Closing Date, excluding (x) any amounts funded under the Revolving Facility to fund upfront fees or original issue discount and (y) the aggregate principal amount of any increase in the principal amount of the Term Facility to fund upfront fees or original issue discount pursuant to the Flex Provisions of the Fee Letter or the issuance of the Senior Notes or other Securities, (ii) the aggregate principal amount of the Senior Notes or other Securities (as defined in the Fee Letter) issued and/or the aggregate principal amount of the Initial Bridge Loans funded, as applicable, on the Closing Date, excluding the aggregate principal amount of any increase in the principal amount thereof in order to fund any original issue discount on the Senior Notes or other Securities issued on the Closing Date and (iii) the Equity Contribution; provided the aggregate amount of the rollover equity does not exceed 5.0% of the Sum;

Transaction Summary

Exhibit A – Page 1

(d) the Borrower will obtain senior secured credit facilities (the “Senior Secured Credit Facilities”) comprised of (i) a $600 million term loan B facility (subject to increase as set forth in Exhibit B hereto and otherwise having the terms set forth in Exhibit B hereto) and (ii) a $100 million revolving credit facility having the terms set forth in Exhibit B hereto;

(e) the Borrower will obtain $400 million in gross cash proceeds (subject to increase as set forth in Exhibit C hereto) from (A) the issuance of senior unsecured notes (the “Senior Notes”) in a Rule 144A or other private placement, (B) if the Senior Notes are not issued in full, a senior unsecured bridge facility having the terms set forth in Exhibit C hereto (the “Senior Bridge Facility” and, together with the Senior Secured Credit Facilities, the “Credit Facilities”) or (C) if the Senior Notes are not issued in full, a combination of (A) and (B); and

(f) the proceeds of the (i) Equity Contribution, (ii) the Senior Secured Credit Facilities and (iii) the Senior Notes and/or the Senior Bridge Facility (as applicable) will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to repay certain existing indebtedness and hedging obligations of the Target and its subsidiaries (if any), to pay all fees, costs and expenses incurred in connection with the Transactions (as defined below) and related transactions (including to fund any original issue discount and upfront fees) and to provide working capital and fund other general corporate purposes.

The transactions described above are collectively referred to herein as the “Transactions.” For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the initial funding of the relevant Credit Facilities and the consummation of the Acquisition (including the Merger).

Transaction Summary

Exhibit A – Page 2

EXHIBIT B

Project Imelda

Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Senior Secured Credit Facilities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the amended and restated commitment letter to which this Exhibit B is attached or Exhibits A, C or D (including the Annexes thereto) attached thereto.

PARTIES

Borrower:	Initially, Merger Sub, and upon consummation of the Acquisition, the Target as the survivor of the Merger contemplated thereby (the “Borrower”).

Guarantors:	All obligations of the Borrower (collectively, the “Borrower Obligations”) under the Senior Secured Credit Facilities and under any swap agreement and any cash management arrangement, in each case entered into with any person that is a Senior Lender (as defined below) (or any person that is an affiliate of a Senior Lender) at the time such transaction is entered into will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by the Borrower’s immediate parent company (“Holdings”) and each of the Borrower’s existing or subsequently organized or acquired direct or indirect, domestic, wholly owned Restricted Subsidiaries (as defined below) other than (a) Immaterial Subsidiaries (the definition thereof to be mutually agreed), (b) any subsidiary that is prohibited by law, regulation or material contractual obligation existing on the Closing Date (or in the case of any future acquisition, of the acquired company and in effect as of the closing date of such acquisition) from granting such guarantee or that would require a governmental (including regulatory) consent, approval, license or authorization in order to grant such guarantee or third party consent, (c) any subsidiary that is treated as a disregarded entity and that has no material assets other than the equity of one or more non-domestic subsidiaries that are “controlled foreign corporations” within the meaning of section 957(a) of the Internal Revenue Code of 1986, as amended (a “CFC”) (any such entity, together with any non-domestic subsidiary, a “Foreign Subsidiary”), (d) special purpose entities used for securitization facilities and any other newly formed special purpose entity; (e) any domestic subsidiary that is a subsidiary of a Foreign Subsidiary that is a CFC and (f) any subsidiary to the extent that the burden or cost of obtaining a guaranty outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrower (the “Subsidiary Guarantors”; and together with Holdings, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

Term Sheet – Senior Credit Facilities

Exhibit B – Page 1

“Restricted Subsidiary” means any existing and future direct or indirect subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means any subsidiary designated as such on the Closing Date or thereafter in accordance with the Senior Credit Documentation and subject to pro forma compliance with a Total Net Leverage Ratio (to be defined in a manner consistent with Senior Secured Net Leverage Ratio except the applicable indebtedness shall include all such indebtedness whether secured or unsecured) test of 6.50 : 1.00.

Lead Arrangers, Lead Bookrunners, Joint Bookrunner, Co-Syndication Agents and Co-Documentation Agents:	Citi and JPMS will act as co-lead arrangers and as joint lead bookrunners for the Senior Secured Credit Facilities and will perform the duties customarily associated with such roles (in such capacities, the “Senior Lead Arrangers”), UBSS will act as joint bookrunner for the Senior Secured Credit Facilities, JPMS and UBSS will act as co-syndication agents for the Senior Secured Credit Facilities and RBC and DBSI will act as co-documentation agents for the Senior Secured Credit Facilities.

Administrative Agent and Collateral Agent:	Citi will act as sole and exclusive administrative agent and sole and exclusive collateral agent (in such capacity, the “Administrative Agent”) for the Senior Lenders (as defined below).

Senior Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, but excluding Disqualified Institutions, arranged by the Senior Lead Arrangers and, in the case of Lenders under the Revolving Facility, reasonably acceptable to the Borrower and the Sponsor (collectively, the “Senior Lenders”).

TYPES AND AMOUNTS OF SENIOR SECURED CREDIT FACILITIES

A. Term Loan B Facility:

Type and Amount:	A term loan facility (the “Term Facility”) in an aggregate principal amount of $600 million, plus at the Borrower’s election, an additional aggregate principal amount (without duplication of any increase in the borrowings under the Revolving Facility on the Closing Date for such purpose) to fund any original issue discount or upfront fees resulting from the Flex Provisions (as defined in the Fee Letter) or the issuance of the Senior Notes or other Securities (the loans thereunder, the “Term B Loans” and, together with any term loans issued under the Incremental Term Facilities or the Refinancing Term Facilities, the “Term Loans”).

Amortization:	Commencing on the last day of the first full fiscal quarter ended after the Closing Date, the Term B Loans shall be repayable in equal quarterly installments of 1.00% per annum of the original principal amount of the Term B Loans, with the balance payable on the date that is 7 years following the Closing Date.

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 2

Maturity:	7 years following the Closing Date; provided, that the Senior Credit Documentation shall provide the right for the Borrower to extend the maturity of the Term Loans pursuant to one or more tranches with only the consent of the respective extending Senior Lenders on customary terms; it being understood that each Senior Lender under the Term Facility that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Senior Lender under such Term Facility.

Availability:	The Term B Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term B Loans will be used to finance a portion of the Acquisition, to refinance certain existing indebtedness and hedging obligations of the Target and its subsidiaries (if any) and to pay fees and expenses related to the Transactions.

B. Revolving Facility:

Type and Amount:	A revolving credit facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in an aggregate principal amount of $100 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans” and, together with the Term Loans, the “Loans”). Amounts under the Revolving Facility will be available in U.S. dollars, GBP and Euros and in such other currencies as the Borrower and the Administrative Agent may agree (subject to sublimits for such non-U.S. currencies to be agreed upon) on terms to be agreed.

Availability:

The Revolving Facility shall be available (subject to the following paragraph) on a revolving basis during the period commencing on the Closing Date and ending on the date that is 5 years after the Closing Date (the “Revolving Termination Date”).

Revolving Loans shall be made available on the Closing Date in an aggregate principal amount of up to $25 million (i) to pay fees and expenses related to the Transactions and the cash collateralization of Letters of Credit, (ii) to fund any original issue discount or upfront fees to the extent resulting from the Flex Provisions (as defined in the Fee Letter) or the issuance of the Senior Notes or other Securities and (iii) to fund working capital needs. Letters of Credit (as defined below) may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance or similar bonds outstanding on the Closing Date (including by “grandfathering” such existing letters of credit in the Revolving Facility).

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 3

Maturity:	The Revolving Termination Date; provided, that the Senior Credit Documentation shall provide the right for the Borrower to extend the maturity of the commitments and/or outstandings under the Revolving Facility pursuant to one or more tranches with only the consent of the respective extending Senior Lenders on customary terms; it being understood that each Senior Lender under the Revolving Facility that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Senior Lender under such Revolving Facility.

Letters of Credit:	A portion of the Revolving Facility not in excess of an amount to be agreed upon but no less than $25 million shall be available for the issuance of standby letters of credit and commercial letters of credit (the “Letters of Credit”) by the Administrative Agent and other Senior Lenders under the Revolving Facility (if any) (with allocations among the Administrative Agent and such other Senior Lenders to be mutually agreed) that agree in writing with the Borrower and the Administrative Agent to issue Letters of Credit (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) 1 year after the date of issuance and (b) 5 business days prior to the Revolving Termination Date; provided that any Letter of Credit may provide for the renewal thereof for additional one-year periods (which shall not extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped on the Revolving Termination Date pursuant to arrangements reasonably acceptable to the Issuing Lender). The face amount of any outstanding Letter of Credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Senior Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Swingline Loans:	A portion of the Revolving Facility in an amount to be mutually agreed upon shall be available for swingline loans (the “Swingline Loans”) from the Administrative Agent and other Senior Lenders under the Revolving Facility that agree in writing with the Borrower and the Administrative Agent to provide Swingline Loans on same-day notice (in such capacity, the “Swingline Lender”). Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Senior Lender under the Revolving Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan on a pro rata basis.

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 4

Use of Proceeds:	The proceeds of the Revolving Loans may be used (a) on the Closing Date, as set forth above under the caption “Availability” and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of Holdings and its subsidiaries, and for any other purpose not prohibited by the Senior Credit Documentation (as defined below). Additionally, subject to the foregoing limitations, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance or similar bonds outstanding on the Closing Date.

C. Incremental Facility:	The Senior Secured Credit Facilities will permit the Borrower to add one or more incremental term loan facilities to the Senior Secured Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility and/or Term Facility (any such increase, an “Incremental Increase”) and/or add one or more incremental revolving credit facility tranches (provided that, notwithstanding anything to the contrary contained herein, in no event shall there exist more than three revolving tranches under the Senior Documentation at any time) (each an “Incremental Revolving Facility”, the Incremental Term Facilities, the Incremental Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to (a) $150 million in the aggregate plus (b) an unlimited amount at any time subject to compliance on a pro forma basis with a Senior Secured First Lien Net Leverage Ratio (to be defined in a manner consistent with Senior Secured Net Leverage Ratio except the applicable indebtedness shall be limited to all such indebtedness secured by a first priority lien) (assuming for such purpose (x) that the cash proceeds of such Incremental Facility are not netted from indebtedness for purposes of calculating the Senior Secured First Lien Net Leverage Ratio and (y) in the case of any Incremental Revolving Facility or any Incremental Increase of a Revolving Facility, a full drawing of such Incremental Revolving Facility or such Incremental Increase) no greater than 3.75:1.0 (each such amount, an “Available Incremental Amount”); provided that (i) no existing Lender will be required to participate in such Incremental Facility without its consent, (ii) no default or event of default under the Senior Secured Credit Facilities would exist prior to or after giving effect thereto, (iii) the Incremental Facilities will (A) rank pari passu in right of payment and (B) be secured on either a pari passu or junior basis with the existing Senior Secured Credit Facilities, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Facility and the weighted average life of such Incremental Term Facility shall be no shorter than the then remaining weighted average life of the Term Facility, (v) in the case of an Incremental Increase, such Incremental Increase shall be on the same terms and pursuant to the same documentation applicable to the Term Facility or Revolving Facility, as applicable, (vi) the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that with respect to any Incremental Facility made on or prior to the date that is 18 months

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 5

after the Closing Date, if the “yield” (to be defined to include interest rate margins, LIBOR floor, upfront payments and OID (equated to the interest rate based upon an assumed four year average life to maturity) but excluding any structuring, commitment and arranger fees or other fees not paid to Lenders generally) of any Incremental Facility exceeds the yield on the Term Facility or Revolving Facility, as applicable (calculated in the same manner), by more than 50 basis points, the applicable margins for the Term Facility or Revolving Facility, as applicable, shall be increased to the extent necessary so that the yield on the Term Facility or Revolving Facility, as applicable, is 50 basis points less than the yield on such Incremental Facility (it being agreed that any increase in yield to any existing facility required due to the application of a LIBOR floor on any Incremental Facility shall be effected solely through an increase in (or implementation of, as applicable) any LIBOR floor applicable to such existing facility), (vii) any fees (other than OID, upfront payments or other fees payable to all Lenders generally under such Incremental Facility) payable in connection with any such Incremental Facility shall be determined by the Borrower and the lenders providing such Incremental Facility, (viii) the representations and warranties in the Senior Credit Documentation shall be true and correct in all material respects as of the date of such Incremental Facility and (ix) any Incremental Facility shall be otherwise on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder; provided that to the extent such documentation differs from the Term Facility (or Revolving Facility, as applicable) except as otherwise expressly permitted by this paragraph, such documentation shall be reasonably satisfactory to the Administrative Agent. Any Incremental Facility shall be secured by liens on the Collateral (which may be secured on a pari passu or junior lien basis, as selected by the Borrower); provided that any Incremental Facility secured on a junior lien basis to be incurred under clause (b) of the Available Incremental Amount shall be subject to compliance with a Senior Secured Net Leverage Ratio (as defined below) of 4.00: 1.00 (assuming for such purpose (x) that the cash proceeds of such Incremental Facility are not netted from indebtedness for purposes of calculating the Senior Secured Net Leverage Ratio and (y) in the case of any Incremental Revolving Facility or any Incremental Increase of a Revolving Facility, a full drawing of such Incremental Revolving Facility or such Incremental Increase) in lieu of the Senior Secured First Lien Net Leverage Ratio test set forth in such clause (b).

The Borrower may seek commitments in respect of the Incremental Facilities, in its sole discretion, from existing Lenders (or, in the case of any Incremental Revolving Facility or Incremental Increase with respect to the Revolving Facility, any existing Lender under the Revolving Facility) (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the reasonable consent of the Administrative Agent (solely to the extent such consent would be required for an assignment to any such Lender under the Senior Secured Credit Facilities) (and, in the case of any Incremental

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Revolving Facility or Incremental Increase with respect to the Revolving Facility, each Swingline Lender and each Issuing Lender, solely to the extent such consent would be required for an assignment to any such Lender under the Revolving Facility), additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that to the extent that any portion of any such Incremental Facility is provided by the Sponsor or any Non-Debt Fund Affiliate (other than any Incremental Revolving Facility or Incremental Increase with respect to the Revolving Facility (it being understood that neither the Sponsor nor any affiliate thereof shall be permitted to provide any such Incremental Facility)), such provision shall be subject to the same restrictions that would be applicable to any purchase by or assignment to the Sponsor or such affiliate of any Term Loans as set forth under “Assignments and Participations” below.

The proceeds of any Incremental Facility may be used to finance working capital needs and for general corporate purposes.

In addition, the Borrower may, in lieu of adding Incremental Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt (as defined below), subject to customary conditions to be agreed (such as customary intercreditor documentation reasonably acceptable to the Administrative Agent, if applicable) and provided that, any Incremental Equivalent Debt that is secured on a junior lien basis or is unsecured to be incurred under clause (b) of the Available Incremental Amount shall be subject to pro forma compliance with a Senior Secured Net Leverage Ratio of 4.00: 1.00 (assuming for such purpose that the cash proceeds of such Incremental Equivalent Debt are not netted from indebtedness for purposes of calculating the Senior Secured Net Leverage Ratio) in lieu of the Senior Secured First Lien Net Leverage Ratio test set forth in such clause (b) (it being understood that any calculation of the Senior Secured First Lien Net Leverage Ratio or Senior Secured Net Leverage Ratio for purposes of determining the Available Incremental Amount under the Senior Credit Documentation shall include all Incremental Equivalent Debt in the numerator thereof).

“Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then available Available Incremental Amount incurred by one or more Loan Parties consisting of the issuance of senior secured first lien or junior lien notes, subordinated notes or senior unsecured notes, in each case issued in a public offering, Rule 144A or other private placement or bridge in lieu of the foregoing, or secured or unsecured “Mezzanine” debt, in each case on terms and subject to conditions to be mutually agreed; provided that such Incremental Equivalent Debt shall not be subject to the requirement set forth in clause (vi) of the first paragraph in this “Incremental Facility” section.

Term Sheet – Senior Secured Credit Facilities

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Refinancing Facility:	The Senior Credit Documentation will permit the Borrower to refinance loans under the Term Facility or loans and commitments under the Revolving Facility from time to time, in whole or part, in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus any accrued but unpaid interest and fees payable by the terms of such indebtedness thereon and reasonable fees, expenses and original issue discount incurred in connection therewith), with (x) one or more new term facilities under the Senior Credit Documentation (each, a “Refinancing Term Facility”) or, in the case of a refinancing of loans and commitments under the Revolving Facility, one or more new revolving credit facilities under the Senior Credit Documentation (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), in each case with the consent of the Borrower and the Lenders providing such Refinancing Facility (it being understood that such Refinancing Facility may be provided by existing Lenders (or, in the case of any Refinancing Revolving Facility, existing Lenders with commitments under the Revolving Facility) (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the reasonable consent of the Administrative Agent (solely to the extent such consent would be required for an assignment to any such Lender under the Senior Secured Credit Facilities) (and, in the case of any Refinancing Revolving Facility, each Swingline Lender and each Issuing Lender, solely to the extent such consent would be required for an assignment to any such Lender under the Revolving Facility), additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith or (y) in the case of the Term Facility, with one or more additional series of senior or junior unsecured notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis with the Senior Secured Credit Facilities, subject to customary pari passu intercreditor arrangements reasonably satisfactory to the Administrative Agent, or secured notes that will be secured on a junior lien basis to the Senior Secured Credit Facilities, which will be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent (any such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the Revolving Facility being refinanced, (iii) there shall be no obligors in respect of any Refinancing Facilities that are not Loan Parties, (iv) there shall be no more than three outstanding tranches under the Revolving Facility and any Refinancing Revolving Facility and (v) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are

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substantially identical to, or less favorable to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, those applicable to the Term Facility or Revolving Facility being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of Term Facility and Revolving Facility existing at the time of such refinancing).
CERTAIN PAYMENT PROVISIONS
Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced, in whole or in part, in minimum amounts to be agreed, at the option of the Borrower at any time upon one business day’s prior notice (or, in the case of a prepayment of Eurodollar Loans, three business days’ prior notice), with a premium of 1.00% for prepayments of the Term Facility prior to the first anniversary of the Closing Date and applicable to repricing transactions, and without premium or penalty thereafter, subject to reimbursement of the Senior Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied to the relevant Term Loan and the installments thereof as directed by the Borrower.

Mandatory Prepayments:	The following amounts shall be applied to prepay (or offered to prepay, in the circumstances provided below) the Term Loans, in each case with customary carveouts and exceptions.

(1) 100% of the net cash proceeds of any incurrence of debt (other than (a) net cash proceeds of any permitted offering of Senior Notes or other debt securities applied to repay Initial Bridge Loans and (b) debt otherwise permitted under the Senior Credit Documentation).

(2) 100% of the net cash proceeds in excess of an amount to be agreed per transaction (or series of related transactions) and an amount to be agreed per fiscal year of any non-ordinary course sale or other disposition by the Borrower or any of the Borrower’s Restricted Subsidiaries of any assets including as a result of casualty or condemnation (subject to reinvestment of such proceeds in the business of the Borrower or its subsidiaries, within (A) 12 months following receipt or (B) if the Borrower or its subsidiaries have contractually committed to reinvest such proceeds within 12 months following receipt, 18 months following receipt, although in any event prior to the date of any required “offer to purchase” under the Senior Bridge Facility or the Senior Notes) (collectively, the “Asset Disposition Proceeds”). The foregoing requirement (a) shall not apply to dispositions of inventory, obsolete or worn-out property or property no longer used or useful in such person’s business, and (b) shall be subject to other customary exceptions.

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(3) 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles and as described below) for each fiscal year of the Borrower (commencing with the first full fiscal year ended after the Closing Date); provided that the foregoing percentage shall be subject to step-downs to 25% and 0% based on a Senior Secured Net Leverage Ratio to be agreed; provided, further, that, without duplication, voluntary prepayments of the Term Loans and the Revolving Loans (to the extent accompanied by a permanent reduction of the relevant commitment) made from the beginning of the relevant period and prior to the relevant Excess Cash Flow prepayment date (except to the extent financed with long-term indebtedness (other than revolving indebtedness)) will reduce the amount of Excess Cash Flow prepayments required on a dollar-for-dollar basis, and Excess Cash Flow shall be reduced, among other things, by cash used for capital expenditures and certain permitted investments made or committed to be made during the relevant period prior to the date of payment of such Excess Cash Flow (in each case except to the extent financed with long-term indebtedness (other than revolving indebtedness)).

“Excess Cash Flow” will be defined giving effect to the Documentation Principles, and will include (without limitation and without duplication) deductions (or additions, as applicable) for cash foreign currency translation charges or gains, prepayments or repayments of long-term indebtedness (other than, except to the extent consisting of amortization payments, the Loans), except to the extent financed with long term indebtedness (other than revolving indebtedness), certain permitted dividends or distributions, except to the extent financed with long term indebtedness (other than revolving indebtedness), gains from mandatory prepayment events described in paragraph (2) above (to the extent increasing net income) and losses and gains in respect of swap agreements.

Mandatory prepayments of the Term Loans shall be applied in direct order of maturity.

The Revolving Loans and Swingline Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent extensions of such credit exceed the Revolving Commitments.

Mandatory prepayments in clauses (2) and (3) above shall be subject to customary limitations under the Senior Credit Documentation to the extent required to be made from cash at Foreign Subsidiaries, the repatriation of which would (a) be prohibited by applicable law; provided that Holdings and its restricted subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation or (b) result in materially adverse tax consequences.

Collateral:	The Borrower Obligations and the obligations of each other Loan Party under the Guarantees shall be secured by a perfected first-priority security interest (subject to permitted liens to be agreed but including, in any event, liens permitted to exist after the Closing

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Date pursuant to the Acquisition Agreement) in substantially all of the tangible and intangible assets (including, without limitation, capital stock) of the Borrower and the Guarantors (including a pledge of the capital stock of the Borrower owned by Holdings), but limited, in the case of Foreign Subsidiaries, to 65% of the capital stock of first-tier Foreign Subsidiaries) (the “Collateral”).

Notwithstanding the foregoing, the Collateral will exclude (a) commercial tort claims below a threshold to be agreed, (b) leasehold real property and immaterial fee-owned real property (it being understood that there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (c) equity interests in joint ventures or any non wholly-owned subsidiaries, but only to the extent that the organizational documents or other agreements with the other equity holders do not permit or restrict the pledge of such equity interests, (d) margin stock, (e) security interests to the extent the same would result in materially adverse tax consequences to the Borrower as reasonably determined by the Borrower, (f) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (g) vehicles and any other assets subject to certificates of title, (h) any property and assets the pledge of which would require governmental consent, approval, license or authorization (to the extent not obtained), and (i) other customary exceptions to be agreed.

Notwithstanding anything to the contrary contained herein, (a) the Loan Parties shall not be required to grant a security interest in any Collateral or perfect a security interest in any Collateral to the extent the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Administrative Agent or in any agreement, license or lease if the granting of a security interest therein would be prohibited by enforceable anti-assignment provisions of such agreement, license or lease, as applicable, or applicable law, or with respect to any assets to the extent such a pledge would violate the terms of any written agreement, license, lease or applicable law with respect to such assets (in each case, after giving effect to relevant provisions of the Uniform Commercial Code and other relevant legislation) or would trigger termination pursuant to any “change of control” or similar provision under such written agreement, license or lease as in effect on July 2, 2011, (b) control agreements and perfection by “control” (other than in respect of certificated equity interests otherwise required to be pledged) shall not be required with respect to any of the Collateral (including, without limitation, deposit accounts, other bank or security accounts, etc.), (c) no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement and (d) no foreign law security or pledge agreements or actions in foreign jurisdictions shall be required.

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CERTAIN CONDITIONS

Initial Conditions:	The availability of the Senior Secured Credit Facilities on the Closing Date (as described under the heading “Availability” above) will be subject solely to the conditions precedent set forth on Exhibit D.

On-Going Conditions:	The making of each Loan or the issuance of a Letter of Credit after the Closing Date shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Senior Credit Documentation, except with respect to representations and warranties that are qualified by materiality or material adverse effect, in which case they shall be accurate in all respects, (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) receipt of the notice of borrowing.

DOCUMENTATION

Senior Credit Documentation:	The Credit Documentation for the Senior Secured Credit Facilities (the “Senior Credit Documentation”) shall include standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles.

Representations and Warranties:	Limited to the following (to be applicable to Holdings, the Borrower and Restricted Subsidiaries only): financial statements; no Material Adverse Effect (as defined below); organization; existence; compliance with laws; corporate or other power and authority; due authorization, execution, enforceability and delivery of Senior Credit Documentation; no violation or conflict with law, organizational documents or agreements; material governmental approvals and consents; ERISA and labor matters; litigation; environmental matters; ownership of property; taxes; federal margin regulations; Investment Company Act; PATRIOT ACT, accuracy of disclosure; solvency at closing (such representation and warranty to contain a definition of solvency consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit D of the Commitment Letter); subsidiaries; intellectual property; projections; OFAC; status as senior debt (if applicable) and the creation, validity, perfection and priority of security interests, subject, in the case of each of the foregoing, to customary qualifications and limitations for materiality to be provided in the Senior Credit Documentation and subject further, on the Closing Date only, to the Certain Funds Provision.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Senior Credit

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Documentation or (c) a material and adverse effect on the ability of the Borrower or any Guarantor to perform its payment obligations under any Senior Credit Documentation.

Affirmative Covenants:	Limited to the following (to be applicable to Holdings, the Borrower and its Restricted Subsidiaries): financial statements and other appropriate reporting or notification requirements; annual budgets; certificates; notices; payment of taxes; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; commercially reasonable efforts to maintain credit ratings (but not a specified rating); covenant to guarantee obligations and give security (including after-acquired property); compliance with environmental laws; designation of subsidiaries; quarterly lenders call, MD&A and further assurances (including as to security); subject in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Senior Credit Documentation.

Financial Covenant:	With respect to the Revolving Facility only, the Senior Credit Documentation will contain the following financial covenant (with levels to be agreed upon, which levels in any case will be set to reflect a 30% (on a non-cumulative basis) cushion (subject to any increase in such cushion agreed to by the Lead Arrangers) to Consolidated EBITDA from the Sponsor’s model (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Commitment Parties or as necessary to reflect any exercise of the Flex Provisions (as defined in the Fee Letter)), tested (x) on the last day of each fiscal quarter if any credit extensions (other than cash collateralized Letters of Credit) are outstanding under the Revolving Facility on such date and (y) upon each credit extension under the Revolving Facility (other than cash collateralized Letters of Credit), in the case of this clause (y), to be calculated as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered on a pro forma basis.

Senior Secured Net Leverage Ratio: a maximum leverage ratio, to be set forth in the Senior Credit Documentation as the ratio (the “Senior Secured Net Leverage Ratio”) of (i) consolidated secured indebtedness (comprised of indebtedness for borrowed money (including pursuant to the Senior Credit Documentation), purchase money indebtedness, capitalized lease obligations, obligations represented by promissory notes and guarantees of any of the foregoing obligations of the Borrower and its Restricted Subsidiaries (excluding amounts under undrawn letters of credit, but including unpaid termination payments under secured swap agreements), in each case, which is secured by a lien) minus unrestricted cash and cash equivalents in an amount not to exceed $75 million to (ii) trailing four-quarter Consolidated EBITDA (as described below).

For purposes of the Senior Credit Documentation, “Consolidated EBITDA” shall be consistent with the Documentation Principles and

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shall include caps on addbacks for cost savings and synergies consistent with the Documentation Principles and “Consolidated Net Income” shall be consistent with the Documentation Principles.

For purposes of determining compliance with the Financial Covenant, cash equity contributions (which equity shall be common equity or other “qualified” equity on terms reasonably acceptable to the Administrative Agent) made to the Borrower on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such period and designated on the date of such contribution as a “Specified Equity Contribution” with respect to such period will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant at the end of such period and applicable subsequent periods which include the last fiscal quarter of such period (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be no more than two fiscal quarters in which a Specified Equity Contribution is made and there shall be no more than five Specified Equity Contributions made over the term of the Senior Secured Credit Facilities, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant and (c) the Specified Equity Contributions shall be counted solely for the purposes of compliance with the Financial Covenant and shall not be included for any other purpose including for purposes of determining pricing, mandatory prepayments and the availability or amount of any covenant baskets and shall not result in any pro forma debt reduction or increase in cash with respect to the quarter with respect to which such Specified Equity Contribution was made. The Senior Credit Documentation will contain a customary standstill provision with regard to exercise of remedies during the period in which any Specified Equity Contribution will be made.

For purposes of the Senior Credit Documentation, “Fixed Charge Coverage Ratio” (and component definitions) will be defined to include, without limitation, a ratio of trailing four quarter Consolidated EBITDA to trailing four quarter fixed charges (comprised of consolidated net interest expense and dividends on preferred stock and disqualified stock during such period).

Negative Covenants:	Limited to the following (to be applicable to Holdings (but only with respect to clause (d) below), the Borrower and Restricted Subsidiaries only) limitations on incurrence of: liens; indebtedness; fundamental changes; asset sales; restricted payments (including dividends, restricted investments and prepayments of subordinated or unsecured debt); material changes in nature of business; transactions with affiliates; restrictions on subsidiary distributions and negative pledge clauses; use of proceeds; amendment of material subordinated or unsecured debt; permitted activities of Holdings; and changes in fiscal year.

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Baskets and exceptions to the foregoing covenants will include, among others:

(a)    Indebtedness: (i) under Incremental Facilities, Incremental Equivalent Debt and Refinancing Facilities, (ii) unsecured and/or subordinated indebtedness of Loan Parties subject to a minimum Fixed Charge Coverage Ratio (with customary pro forma adjustments, including for “run rate” cost savings and synergies, the “FCCR”) of 2.0:1.0 (such indebtedness, “Ratio Debt”); provided that such debt matures at least 90 days outside the Senior Secured Credit Facilities with no mandatory amortization or mandatory prepayments (other than asset sale and change of control mandatory offers to purchase customary for high yield debt securities) prior to such date, (iii) unsecured indebtedness in an amount equal to any cash equity contribution (other than in connection with a Specified Equity Contribution or other excluded contributions) to the extent such cash equity contribution shall not be counted for purposes of the builder or other restricted payment baskets set forth below, (iv) indebtedness incurred or assumed in connection with any Permitted Acquisition so long as, after giving pro forma effect thereto and to any related specified transactions, either (A) the Borrower could incur $1.00 of Ratio Debt or (B) the Total Net Leverage Ratio would be no greater than 6.50:1.00; provided that such debt may be secured if it is (x) assumed existing first lien secured debt, subject to pro forma compliance with a Senior Secured First Lien Net Leverage Ratio of 3.75:1.00 or assumed existing junior lien secured debt, subject to pro forma compliance with a Senior Secured Net Leverage Ratio of 4.00 : 1.00 (or after giving pro forma effect to such incurrence (and any related specified transactions) the Senior Secured First Lien Net Leverage Ratio or the Senior Secured Net Leverage Ratio, as applicable, shall be no greater than the Senior Secured First Lien Net Leverage Ratio or the Senior Secured Net Leverage Ratio, as applicable, immediately prior to giving effect thereto) or (y) shall be incurred under any Incremental Facility; provided that if such debt is unsecured or secured by a junior lien, such debt matures at least 90 days outside the Senior Secured Credit Facilities with no mandatory amortization or mandatory prepayments (other than asset sale and change of control mandatory offers to purchase customary for high yield debt securities) prior to such date and (v) a fixed dollar general basket to be agreed;

(b)    Liens (i) on the Collateral securing Incremental Facilities and Refinancing Debt otherwise permitted pursuant to the terms hereof (which liens may be pari passu with or junior to the then existing Senior Secured Credit Facilities, in each case to the extent permitted as set forth in “Incremental Facility” or “Refinancing Facility” above, as applicable), in each case subject

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to intercreditor arrangements (or, in the case of any Refinancing Notes, an intercreditor agreement) reasonably acceptable to the Administrative Agent, (ii) Liens securing indebtedness permitted by clause (iv)(x) of paragraph (a) above, to the extent such indebtedness is permitted to be secured, on a first priority or junior basis, as applicable, pursuant to the terms thereof, (iii) Liens on the Collateral securing Incremental Equivalent Debt subject to a maximum pro forma Senior Secured First Lien Net Leverage Ratio of 3.75:1.00 (or, if secured on a junior basis, subject to a maximum pro forma Senior Secured Net Leverage Ratio of 4.00 : 1.00) and, in each case, subject to an intercreditor agreement reasonably acceptable to the Administrative Agent and (ii) a fixed dollar general basket to be agreed; and

(c)    Restricted payments (including dividends, restricted investments and prepayments of subordinated and unsecured debt) (i) with respect to dividends, restricted payments and investments other than Permitted Acquisitions, from a cumulative “builder” or “growth” basket to be based on 50% of cumulative Consolidated Net Income or retained Excess Cash Flow as selected by the Borrower prior to the launch of syndication for the Senior Secured Credit Facilities (which shall also include the proceeds of equity issuances and contributions (other than excluded contributions) and other items to be mutually agreed) subject to pro forma compliance with a maximum Total Net Leverage Ratio of 6.50:1.00, (ii) from the proceeds of any excluded equity contributions that do not increase the basket in clause (i) above, (iii) in the case of Permitted Acquisitions, with additional amounts subject to pro forma compliance with a maximum Total Net Leverage Ratio of 6.50:1.00 (or after giving pro forma effect to such Permitted Acquisition (and any related specified transactions) the Total Net Leverage Ratio shall be no greater than the Total Net Leverage Ratio immediately prior to giving effect thereto), with a cap on acquisitions of non-guarantors to be agreed, (iv) plus unlimited amounts subject to pro forma compliance with a maximum Total Leverage Ratio (to be defined in a manner consistent with Total Net Leverage Ratio but without reducing indebtedness for any unrestricted cash or cash equivalents) of 3.75:1.00 and no more than $25 million of Revolving Loans and Swingline Loans shall be outstanding after giving effect to any such restricted payment and (v) a fixed-dollar general basket to be agreed.

(d)    Holdings will not engage in any operating activities, but may incur debt, make restricted payments and engage in other non-operating activities and exceptions to be agreed consistent with the Documentation Principles.

Events of Default:	Limited to: nonpayment of principal when due; nonpayment of interest, fees or other amounts after 5 business days; material inaccuracy of a representation or warranty when made or deemed

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made; violation of a covenant (subject, in the case of affirmative covenants (other than the notice of default), to a grace period of 30 days following written notice from the Administrative Agent) (provided that the Borrower’s failure to perform or observe any term, covenant or agreement contained under the financial covenant shall not constitute an Event of Default for purposes of any Term Loan unless and until the Lenders under the Revolving Facility have actually declared all such obligations to be immediately due and payable in accordance with the Senior Credit Documentation and such declaration has not been rescinded on or before such date); cross default to material indebtedness (other than under the Senior Credit Documentation); bankruptcy events or other insolvency events of Holdings, the Borrower or its material subsidiaries (with a customary grace period for involuntary events); ERISA events, subject to a material adverse effect; material unpaid, final, non-appealable judgments; actual (or assertion by a Loan Party in writing of) the invalidity of any material guarantee or material security documents; and a change of control.

Voting:	Amendments and waivers of the Senior Credit Documentation will require the approval of Senior Lenders (who are not defaulting Senior Lenders) holding more than 50% of the aggregate principal amount of the Term Loans and commitments under the Revolving Facility (the “Required Lenders”), except that (a) the consent of each Senior Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the principal of any Loan or amortization payment or extensions of payment dates for, or the final maturity of, any Loan, in each case, owed to such Senior Lender, (ii) reductions in the rate of interest (other than a waiver of default interest) or fees owed to such Senior Lender (it being understood that an amendment of definitions related to financial terms shall not be deemed a reduction of interest) or extensions of the due dates therefor and (iii) increases in the amount (other than with respect to any Incremental Facility to which such Senior Lender has agreed) or extensions of the expiry date of such Senior Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an extension or increase of any commitment of any Senior Lender), and (b) the consent of each Lender shall be required with respect to (i) changes of any of the voting percentages set forth in the definition of “Required Lenders” or any similar defined term and (ii) releases of all or substantially all the Collateral or all or substantially all of the value of the Guarantees (other than, in the cases of this clause (ii), in accordance with the Senior Credit Documentation as in effect on the Closing Date); provided that solely as it applies to the Financial Covenant, any modification or amendment to the calculation or formulation of the Financial Covenant above or any change to any definition related thereto and the waiver of any default thereunder shall only require the consent of Senior Lenders holding more than 50% of the aggregate commitments under the Revolving Facility. Notwithstanding anything to the contrary, amendments and waivers

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Exhibit B – Page 17

that affect only the Senior Lenders under a particular facility or tranche (including waiver of conditions to extensions of credit under the Revolving Facility and pricing), require only the consent of Senior Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such facility or tranche and no other consents or approvals shall be required (it being understood that the waiver of any conditions to the provision of any Incremental Facility shall be subject to a Required Lender vote). Any changes to the provisions of the Senior Credit Documentation affecting the Administrative Agent, the Issuing Bank or the Swingline Lender shall require the consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable.

Modifications to provisions requiring pro-rata payments or sharing of payments shall only require approval of the Required Lenders, and non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs on the terms set forth herein. There will be provisions to permit “amend and extend” transactions on customary terms.

The Senior Credit Documentation shall contain provisions allowing the Borrower to replace a Senior Lender in connection with amendments and waivers requiring the consent of all Senior Lenders or of all Senior Lenders directly affected thereby (so long as the Required Lenders consent), increased costs, taxes, etc. and “defaulting” or insolvent Senior Lenders. The Senior Credit Documentation shall also contain customary limitations on, and other customary provisions with respect to, defaulting lenders including non-payment/escrow of amounts owed and exclusion for purposes of voting.

Defaulting Lenders:	If any Lender under the Revolving Facility becomes a defaulting lender, then the letter of credit exposure and the swingline exposure of such defaulting lender will be subject to customary provisions relating to the reallocation of such letters of credit exposure or swingline exposure, as applicable, the Borrower shall cash collateralize or repay, as applicable, any exposure not so reallocated and, unless fully cash collateralized or reallocated, the Swingline Lender and the Issuing Lender shall not be required to make any Swingline Loans or issue any Letters of Credit, respectively.

Assignments and Participations:	The Senior Lenders shall be permitted to assign all or a portion of their Loans and commitments (other than to any Disqualified Institution or any natural person) including non-pro rata assignments, with the consent (not to be unreasonably withheld or delayed) of (a) the Borrower, unless a payment or (with respect to the Borrower or any Loan Party) a bankruptcy event of default has occurred and is continuing or, in the case of the Term Facility only, such assignment is to a Senior Lender or an affiliate of a Senior Lender or an Approved Fund (as defined below) or is in connection with the primary syndication, (b) the Administrative Agent, and (c) any Issuing Lender

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 18

and any Swingline Lender unless in the case of this clause (c), a Term Loan is being assigned. In the case of partial assignments (other than to another Senior Lender, an affiliate of a Senior Lender or an Approved Fund), the minimum assignment amount shall be $1.0 million in the case of the Term Loans and $5.0 million in the case of the Revolving Facility, in each case unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) in connection with all assignments. The Senior Lenders will have the right to participate their commitments and Loans to other financial institutions (other than any Disqualified Institutions). Participants shall have the same benefits as the Senior Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions. Voting rights of participants shall be limited to those matters set forth in clauses (a) and (b) under “Voting” with respect to which the affirmative vote of the Senior Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

“Approved Fund” means, with respect to any Senior Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Senior Lender, (ii) an affiliate of such Senior Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such Senior Lender.

The Senior Credit Documentation shall provide that so long as no default or event of default is continuing, Term Loans may be purchased by and assigned to the Sponsor or any Non-Debt Fund Affiliate (as defined below) through (a) any offer to purchase or take by assignment open to all Senior Lenders on a pro rata basis in accordance with customary procedures to be agreed and/or (b) open market purchases on a non pro rata basis; provided that (i) Term Loans owned or held by the Sponsor or any Non-Debt Fund Affiliate shall be excluded in the determination of any Required Lender votes and shall be deemed not to be outstanding for purposes of determining whether all Senior Lenders have taken an action unless the action in question affects the Sponsor or such Non-Debt Fund Affiliate in a disproportionately adverse manner than its effect on the other Senior Lenders, (ii) Term Loans owned or held by the Sponsor or any Non-Debt Fund Affiliate shall not, in the aggregate for all such persons, exceed 20% of the aggregate outstanding Term Loans, (iii) neither the Sponsor nor any Non-Debt Fund Affiliate shall be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information, (iv) the Administrative Agent is notified of each assignment to the Sponsor or any Non-Debt Fund Affiliate; (v) assignments of Loans owned or held by the Sponsor or any Non-Debt Fund Affiliate will be subject to customary

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 19

provisions regarding the treatment of material non-public information with respect to the business of Holdings, the Borrower or any of their subsidiaries at the time of such assignment, (vi) the Sponsor or its Non-Debt Fund Affiliate, as applicable, shall make a representation to the seller that it does not possess material non-public information with respect to Holdings and its subsidiaries that has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information), (vii) the Sponsor and its Non-Debt Fund Affiliates, as applicable, shall agree that the Administrative Agent shall vote on behalf of the Sponsor or such Non-Debt Fund Affiliate in connection with a plan of reorganization under any insolvency proceeding unless the plan of reorganization affects the Sponsor or such Non-Debt Fund Affiliate, as applicable, in a disproportionately adverse manner than its effect on the other Senior Lenders and (viii) the Sponsor and any Non-Debt Fund Affiliate that becomes a Senior Lender shall waive its rights to bring actions against the Administrative Agent. Notwithstanding the foregoing, the Senior Credit Documentation shall permit (but not require) the Sponsor or any Non-Debt Fund Affiliate to contribute such Term Loans to Holdings or any of its subsidiaries for purposes of cancellation of such debt.

In addition, the Senior Credit Documentation shall provide that Term Loans (but not Revolving Commitments) may be purchased by and assigned to any Debt Fund Affiliate (as defined below) through (a) any offer to purchase or take by assignment open to all Senior Lenders on a pro rata basis in accordance with customary procedures and/or (b) open market purchases on a non pro rata basis; provided that for any “Required Lender” votes, Debt Fund Affiliates cannot, in the aggregate, account for more than 49.9% of the amounts included in the determination of whether such consent or waiver has been obtained.

“Non-Debt Fund Affiliate” means any affiliate of the Sponsor other than (a) Holdings or any subsidiary of Holdings, (b) any Debt Fund Affiliate and (c) any natural person.

“Debt Fund Affiliate” means any affiliate of Holdings that is a bona fide diversified debt fund (but shall not include any natural person or any subsidiary of Holdings).

The Senior Credit Documentation shall provide that so long as no default or event of default is continuing, Term Loans may be purchased by and assigned to Holdings and its subsidiaries in any offer to purchase or take by assignment any loans from all Senior Lenders pro rata in accordance with customary procedures to be agreed; provided that (i) any such Term Loans shall immediately be cancelled (and the Senior Credit Documentation will not permit any increase to Consolidated EBITDA by non-cash gains as a result of any such cancellation); (ii) no Revolving Loans or Swingline Loans shall be used to fund any such purchase or assignment and no more than

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 20

$25 million of Revolving Loans and Swingline Loans shall be outstanding after giving effect to any such purchase or assignment; (iii) such purchases or assignments shall be subject to customary limitations on purchases and assignments while in possession of material nonpublic information and Holdings or the applicable subsidiary shall make a customary representation to the seller with respect thereto and (iv) each affiliated lender will waive any right to bring any action against the Administrative Agent.

Any such auction or open market purchases offered to all applicable Senior Lenders described above shall not require the involvement of the Administrative Agent and may, at the election of the Administrative Agent, be conducted through an auction agent (which may, but is not required to be, the Administrative Agent).

Yield Protection:	The Senior Credit Documentation shall contain customary provisions (a) protecting the Senior Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Senior Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto, it being understood that there will be a customary exception to the gross-up obligations for withholding and other taxes imposed under current Sections 1471 through 1474 of the Internal Revenue Code, and any regulations promulgated thereunder or guidance issued pursuant thereto (the “HIRE Act”).

Expenses and Indemnification:	The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Senior Lead Arrangers incurred prior to, on or after the Closing Date (to be paid on the Closing Date if invoiced prior to the Closing Date, and for expenses incurred or invoiced thereafter, promptly) associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution, delivery and administration of the Senior Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Senior Lead Arrangers, taken as a whole, one firm of regulatory counsel and one firm of local counsel, as reasonably necessary in each relevant jurisdiction and (b) after the Closing Date, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Senior Lenders within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Senior Lenders, taken as a whole, one firm of regulatory counsel and one firm of local counsel, as reasonably necessary in each relevant jurisdiction and,

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 21

solely in the event of any conflict of interest, one additional counsel (and, if reasonably necessary, one firm of regulatory counsel and one firm of local counsel in each relevant jurisdiction) to each such group of similarly situated affected persons) in connection with the enforcement of the Senior Credit Documentation or protection of rights thereunder.

The Administrative Agent, the Senior Lead Arrangers and the Senior Lenders (and their affiliates and their respective directors, officers, employees, partners, members, agents, advisors and other representatives (each, an “indemnified person”)) will be indemnified from and against any and all losses, claims, damages, liabilities and expenses to which any such indemnified person may become subject arising out of or in connection with the Transactions, the Senior Secured Credit Facilities or the use of the proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether or not such Proceeding is brought by the Borrower or any other person, and to reimburse each indemnified person within 30 days of a written demand therefor (together with backup documentation supporting such reimbursement request) for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to such indemnified persons taken as a whole if necessary, of one firm of regulatory counsel and one firm of local counsel in each relevant jurisdiction, and, solely in the case of any conflict of interest, one additional counsel (and, if reasonably necessary, one firm of regulatory counsel and one firm of local counsel in each relevant jurisdiction) to each such group of similarly situated affected indemnified persons; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are determined to arise from the willful misconduct, bad faith or gross negligence of, or material breach of the Senior Credit Documentation by, such indemnified person (or any of its affiliates, controlling persons, directors, officers, employees, partners, members, agents, advisors or representatives (collectively, “related persons”)) as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (or their related persons) (other than any claim against the Administrative Agent or any Senior Lead Arranger in its capacity or in fulfilling its role as administrative agent or arranger under any credit facility) and not arising out of any act or omission of the Borrower, Holdings or any of their affiliates; provided, further, that the Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party and for any out-of-pocket expenses incurred). Notwithstanding the foregoing, each indemnified person (and its related persons) shall be obligated to refund and return promptly any and all amounts paid by the Borrower, Holdings or any of their affiliates under this paragraph to such

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 22

indemnified person (or any such related person) for any such fees, expenses or damages to the extent such indemnified person (or such related person) is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Senior Lead Arrangers:	Cahill Gordon & Reindel LLP

Term Sheet – Senior Secured Credit Facilities

Exhibit B – Page 23

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin; provided that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Eurodollar Rate plus 1.00% (the “ABR Floor”) per annum.

“Applicable Margin” means:

(a) with respect to Revolving Loans under the Revolving Facility, (i) 3.75 % in the case of ABR Loans (as defined below) (including Swingline Loans) and (ii) 4.75% in the case of Eurodollar Loans (as defined below);

(b) with respect to Term Loans, (i) 3.75% in the case of ABR Loans and (ii) 4.75% in the case of Eurodollar Loans.

With respect to Revolving Loans, the Applicable Margins shall be subject to at least one 0.25% step-down to be agreed after the financial statements have been delivered for the first fiscal quarter ending after the Closing Date based on Senior Secured Net Leverage Ratio targets to be determined.

“Eurodollar Rate” means the higher of (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to 1, 2, 3, 6, or, if available to all relevant affected Senior Lenders, 9 or 12 months or a shorter period (as selected by the Borrower) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for Loans denominated in a currency other than U.S. dollars or (b) in the case of the Term Loans only, 1.50% per annum (the “LIBOR Floor”).

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Conditions

Annex I to Exhibit B – Page 1

Revolving Facility Commitment Fee:	The Borrower shall pay a commitment fee (the “Revolving Facility Commitment Fee”) calculated at a rate per annum equal to 0.50% on the average daily unused portion of the commitments of non-defaulting Senior Lenders under the Revolving Facility, payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility. The Revolving Facility Commitment Fee shall be subject to a step-down to 0.25% after the financial statements for the first fiscal quarter ending after the Closing Date have been delivered based on a Senior Secured Net Leverage Ratio target to be agreed.

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Senior Lenders participating in the Revolving Facility, and shall be payable quarterly in arrears and upon termination of the Revolving Facility.

A fronting fee in an amount not to exceed 0.125% per annum of the face amount of each Letter of Credit shall be payable quarterly in arrears and upon termination of the Revolving Facility to the relevant Issuing Lender for its own account.

Default Rate:	At any time when a payment event of default with respect to any principal or interest or other amounts payable under the Senior Secured Credit Facilities exists, such overdue amounts shall bear interest, to the fullest extent permitted by law, at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate) for actual days elapsed.

Conditions

Annex I to Exhibit B – Page 2

EXHIBIT C

Project Imelda

Senior Bridge Facility

Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Senior Bridge Facility. Capitalized terms used but not defined herein shall have the respective meanings set forth in the amended and restated commitment letter to which this Exhibit C is attached or in Exhibits A, B or D (including the Annexes thereto) attached thereto.

Borrower:	Same as the Borrower of the Senior Secured Credit Facilities (the “Borrower”).

Guarantors:	The Senior Bridge Facility shall be jointly and severally guaranteed by all guarantors of the Senior Secured Credit Facilities, which guarantees will be on a senior basis, subject to release on terms and conditions customary for high-yield debt securities.

Bridge Lead Arrangers, Lead Bookrunners and Bookrunner:	JPMS and Citi will act as co-lead arrangers for the Senior Bridge Facility (in such capacities, the “Bridge Lead Arrangers” and, together with the Senior Lead Arrangers, the “Lead Arrangers”), and as joint lead bookrunners for the Senior Bridge Facility and UBSS will act as joint bookrunner for the Senior Bridge Facility.

Administrative Agent:	JPMCB will act as the sole and exclusive administrative agent for the Bridge Lenders from time to time (in such capacity, the “Bridge Administrative Agent” and, together with the Administrative Agent, the “Agents”).

Bridge Lenders:	A syndicate of banks, financial institutions and other entities including the Initial Bridge Lenders, but excluding Disqualified Institutions, arranged by the Bridge Lead Arrangers in consultation with the Borrower (collectively, the “Bridge Lenders”).

Initial Bridge Loans:	The Bridge Lenders will make senior unsecured loans to the Borrower on the Closing Date in an aggregate principal amount of $400 million, plus at the Borrower’s election, an additional aggregate principal amount to fund any original issue discount or upfront fees resulting from the issuance of the Senior Notes or other Securities (the “Initial Bridge Loans”).

Availability:	The Bridge Lenders will make the Initial Bridge Loans on the Closing Date.

Use of Proceeds:	The proceeds of the Initial Bridge Loans will be used to finance a portion of the Transactions.

Term Sheet – Senior Bridge Facilities

Exhibit C – Page 1

Maturity/Exchange:	The Initial Bridge Loans will initially mature on the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be automatically extended as provided below. If any Initial Bridge Loan has not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy event of default (with respect to the Borrower or any Loan Party) has occurred and is continuing, such Initial Bridge Loan shall automatically be extended until the date that is 7 years following the Initial Bridge Loan Maturity Date (the “Extended Term Loans”). The lender in respect of such Extended Term Loans will have the option at any time or from time to time, but no more than a number of times to be agreed in any calendar month, to receive senior unsecured exchange notes (“Exchange Notes”) in exchange for such Extended Term Loan having the terms set forth in the term sheet attached hereto as Annex I; provided that a lender may not elect to exchange its outstanding Extended Term Loans for Exchange Notes unless the conditions set forth in Annex I under “Principal Amount” have been satisfied.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:	For the first sixty day period commencing on the Closing Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the Adjusted LIBOR (as defined below), plus the Applicable Spread (as defined in the Fee Letter). Sixty days after the Closing Date, the interest rate applicable to the Initial Bridge Loans shall be equal to the Total Cap. Notwithstanding the foregoing, the interest rate in effect on the Initial Bridge Loans at any time prior to the Initial Bridge Loan Maturity Date shall not exceed the Total Cap (as defined in the Fee Letter).

At any time when a payment event of default with respect to any principal or interest under the Senior Bridge Facility exists, such overdue amount shall bear interest, to the fullest extent permitted by law, at 2.00% per annum above the rate otherwise applicable thereto.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto, subject to the Total Cap.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date means the higher of (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for three-month interest periods appearing on Reuters Screen LIBOR01 Page (or otherwise appearing on the Reuters screen) two business days prior to the commencement of such interest period or (b) 1.50%.

Term Sheet – Senior Bridge Facilities

Exhibit C – Page 2

Interest will be payable (or shall accrue) in arrears (a) for the Initial Bridge Loans, at the end of each interest period and on the Initial Bridge Loan Maturity Date and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date.

Collateral:	None

Optional Prepayment:	The Initial Bridge Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon three business day’s prior notice, at par plus accrued and unpaid interest.

Mandatory Redemption:	Subject to any restrictions in the Senior Credit Documentation, the Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed, including, in any event, exceptions and baskets not less favorable than those applicable to the Senior Secured Credit Facilities, from (a) 100% of the net cash proceeds of debt securities issued by the Borrower or, subject to customary exceptions, any other debt for borrowed money of the Borrower or any Restricted Subsidiary, (b) 100% of the net cash proceeds from public equity issuances of Holdings and its subsidiaries (with exceptions to include any issuance to the Sponsor or its affiliates and others to be agreed) and (c) after any prepayments required to be made under the Term B Loans have been made or waived in full, 100% of the net cash proceeds from any non-ordinary course asset sales in excess of amounts required to repay the Senior Secured Credit Facilities, subject to reinvestment rights and exceptions or baskets to be agreed, but in any event not less favorable to the Borrower than those applicable to the Senior Secured Credit Facilities.

In addition, subject to any restrictions in the Senior Credit Documentation, the Borrower will be required to offer to repurchase the Initial Bridge Loans upon the occurrence of a change of control (which offer shall be at par plus accrued and unpaid interest).

Conditions Precedent:	The availability of the Senior Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth on Exhibit D.

Bridge Credit Documentation:	The Credit Documentation for the Senior Bridge Facility (the “Bridge Credit Documentation”) shall include standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles.

Representations and Warranties:	The Bridge Credit Documentation will contain representations and warranties relating to the Borrower and its Restricted Subsidiaries substantially similar to those set forth in Exhibit B under the caption “Representations and Warranties,” with such changes as are appropriate in connection with unsecured bridge loans (and in any event such representations and warranties shall not be more restrictive to the Borrower than those set forth in the Senior Credit Documentation).

Term Sheet – Senior Bridge Facilities

Exhibit C – Page 3

Covenants:	Affirmative covenants customary for bridge loan financings and incurrence-based negative covenants (but not financial maintenance covenants) customary for senior unsecured high-yield senior debt offerings (consistent with the Documentation Principles) and in the case of the affirmative covenants, in any event, substantially similar to, but less restrictive and burdensome than, those in the Senior Credit Documentation to the extent applicable and with such changes as are appropriate in connection with the Initial Bridge Loans (including a covenant to use commercially reasonable efforts to refinance the Initial Bridge Loans, including using commercially reasonable efforts to assist with remarketing any Exchange Notes issued thereunder; provided, however, that the Borrower shall not be obligated to refinance the Initial Bridge Loans with any indebtedness that has terms that are less favorable to the Borrower than those applicable to the Exchange Notes or with an effective yield higher than the Total Cap). Prior to the Initial Bridge Loan Maturity Date, the restricted payments, debt incurrence and lien covenants shall be more restrictive than is customary for high yield senior unsecured debt securities in a manner customary for bridge loan financings of this kind. Following the Initial Bridge Loan Maturity Date, all covenants relevant to the Extended Term Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:	Events of default customary for senior unsecured high-yield debt offerings (consistent with the Documentation Principles) (but in any event less restrictive than those set forth in the Senior Credit Documentation (and containing cross-acceleration and cross payment default provisions rather than cross-default provisions)).

In case an event of default shall occur and be continuing, the holders of at least a majority in aggregate principal amount of the Initial Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Initial Bridge Loans to be due and payable immediately. If a bankruptcy event of default of the Borrower occurs, the principal of, and accrued interest on, the Initial Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Initial Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Initial Bridge Loans.

Voting:	Amendments and waivers of the Bridge Credit Documentation will require the approval of Bridge Lenders holding more than 50% of the aggregate principal amount of outstanding Initial Bridge Loans (“Required Bridge Lenders”), except that (a) the consent of each Bridge Lender directly and adversely affected thereby shall be required with respect to (i) reductions of principal, interest rate spreads or fees or extensions of payment dates or due dates therefor (other than a waiver

Term Sheet – Senior Bridge Facilities

Exhibit C – Page 4

of default interest), in each case, payable to such Bridge Lender, (ii) except as provided under “Maturity/Exchange” above, extensions of the Initial Bridge Loan Maturity Date, and (iii) any additional restrictions on assignments or the right to exchange Extended Term Loans for Exchange Notes and (b) the consent of all Bridge Lenders shall be required with respect to (i) changes of any of the voting percentages set forth in the definition of “Required Bridge Lenders” or any similar defined term and (ii) releases of all or substantially all of the value of the Senior Bridge Facility guarantees (other than, in the case of this clause (ii), in accordance with the Bridge Credit Documentation as in effect on the Closing Date). Any changes to the provisions of the Bridge Credit Documentation affecting the Bridge Administrative Agent shall require the consent of the Bridge Administrative Agent.

Modifications to provisions requiring pro rata payments or sharing of payments shall only require approval of the Required Bridge Lenders.

The Bridge Credit Documentation shall contain provisions allowing the Borrower to replace a Bridge Lender in connection with amendments and waivers requiring the consent of all Bridge Lenders or of all Bridge Lenders directly affected thereby (so long as the Required Bridge Lenders consent), increased costs, taxes, etc.

Assignment and Participation:	Subject to the prior approval of the Bridge Administrative Agent (such approval not to be unreasonably withheld), the Bridge Lenders will have the right to assign Initial Bridge Loans (other than to any Disqualified Institution or any natural person) in consultation with (but without the consent of) the Borrower; provided, however, that prior to the Initial Bridge Loan Maturity Date, the consent of the Borrower shall be required (unless a payment or bankruptcy event of default shall have occurred) with respect to any assignment if, subsequent thereto, the Initial Bridge Lenders would hold, in the aggregate, less than a majority of the outstanding Initial Bridge Loans. Assignments will be by novation that will release the obligation of the assigning Bridge Lender.

The Bridge Lenders will have the right to participate their Initial Bridge Loans to other financial institutions (other than to any Disqualified Institution). Participants will have the same benefits as the selling Bridge Lenders with respect to yield protection and increased costs, subject to customary limitations and restrictions. Voting rights of participants shall be limited to those matters set forth under clauses (a) and (b) under “Voting” with respect to which the affirmative vote of the Bridge Lender from which it purchased its participation would be required.

Yield Protection:	Standard protective provisions for such matters as increased costs, funding losses, capital adequacy, requirements of law and certain withholding taxes, it being understood that there will be a customary exception to the gross-up obligations for withholding taxes imposed under the HIRE Act.

Term Sheet – Senior Bridge Facilities

Exhibit C – Page 5

Expenses and Indemnification:	The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Lead Arrangers incurred prior to, on or after the Closing Date (to be paid on the Closing Date if invoiced prior to the Closing Date, and for expenses incurred or invoiced thereafter, promptly) associated with the syndication of the Senior Bridge Facility and the preparation, execution, delivery and administration of the Bridge Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Bridge Administrative Agent and the Bridge Lead Arrangers, taken as a whole, one firm of regulatory counsel and one firm of local counsel, as reasonably necessary in each relevant jurisdiction and (b) after the Closing Date, all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Lenders within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Bridge Administrative Agent and the Bridge Lenders, taken as a whole, one firm of regulatory counsel and one firm of local counsel, as reasonably necessary in each relevant jurisdiction and, solely in the event of any conflict of interest, one additional counsel (and, if reasonably necessary, one firm of regulatory counsel and one firm of local counsel in each relevant jurisdiction) to each such group of similarly situated affected persons) in connection with the enforcement of the Bridge Credit Documentation or protection of rights thereunder.

The Bridge Administrative Agent, the Bridge Lead Arrangers and the Bridge Lenders (and their affiliates and their respective directors, officers, employees, partners, members, agents, advisors and other representatives (each, an “indemnified person”)) will be indemnified from and against any and all losses, claims, damages, liabilities and expenses to which any such indemnified person may become subject arising out of, or in connection with, the Transactions, the Bridge Credit Facilities or the use of the proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether or not such Proceeding is brought by the Borrower or any other person, and to reimburse each indemnified person within 30 days of a written demand therefor (together with backup documentation supporting such reimbursement request) for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to such indemnified persons, taken as a whole, one firm of regulatory counsel and one firm of local counsel, as reasonably necessary in each relevant jurisdiction and, solely in the event of any conflict of interest, one additional counsel (and, if reasonably necessary, one firm of regulatory counsel and one firm of local counsel in each relevant jurisdiction) to each such group of similarly situated affected indemnified persons; provided that the foregoing indemnity will not, as to any indemnified person, apply to

Term Sheet – Senior Bridge Facilities

Exhibit C – Page 6

losses, claims, damages, liabilities or related expenses to the extent they are determined to arise from the willful misconduct, bad faith or gross negligence of, or material breach of the Bridge Credit Documentation by, such indemnified person or any of its affiliates, controlling persons, directors, officers, employees, partners, members, agents, advisors or representatives (collectively, “related persons”) as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (or their related persons) (other than any claims against the Bridge Administrative Agent or any Bridge Lead Arranger in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any credit facility) and not arising out of any act or omission of the Borrower, Holdings or any of their affiliates; provided, further, that the Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party and for any out-of-pocket expenses incurred). Notwithstanding the foregoing, each indemnified person (and its related persons) shall be obligated to refund and return promptly any and all amounts paid by the Borrower, Holdings or any of their affiliates under this paragraph to such indemnified person (or such related person) for any such fees, expenses or damages to the extent such indemnified person (or such related person) is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent and the Bridge Lead Arrangers:	Simpson Thacher & Bartlett LLP

Term Sheet – Senior Bridge Facilities

Exhibit C – Page 7

Annex I to Exhibit C

Summary of Terms and Conditions

of Exchange Notes and Extended Term Loans

Capitalized terms used but not defined herein have the respective meanings set forth or referred to in the Exhibit C to which this Annex I is attached.

Issuer:	The same as Borrower of the Senior Bridge Facility (the “Issuer”).

Guarantors:	Same as the Initial Bridge Loans, except that Holdings shall not be a Guarantor.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Bridge Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of the initial exchange by Bridge Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $100 million.

Maturity:	The Exchange Notes and the Extended Term Loans will mature on the date that is 7 years following the Initial Bridge Loan Maturity Date.

Interest Rate:	The Exchange Notes and the Extended Term Loans will bear interest at a rate equal to the Total Cap.

Interest will be payable in arrears semi-annually commencing on the date that is six months following the Initial Bridge Loan Maturity Date and on the final maturity date.

At any time a payment event of default with respect to any principal or interest under the Exchange Notes or Extended Term Loans exists, such overdue amount shall bear interest, to the fullest extent permitted by law, at 2.00% per annum above the rate otherwise applicable thereto.

Optional Redemption:	Exchange Notes will be:

(a) non-callable for the first three years from the closing date (subject to (x) a customary 40% equity clawback within the first three years, and (y) make-whole provisions at a price based on U.S. Treasury notes with a maturity closest to the third anniversary of the closing date plus 50 basis points) and

(b) thereafter, callable at par plus accrued interest plus a premium equal to 75% of the coupon in effect on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the date of such sale to 0% on the date that is two years prior to the final maturity date of the Exchange Notes;

Annex I to Exhibit C – Page 1

provided, however, that so long as any such Exchange Notes are held by the Initial Bridge Lenders or their affiliates (other than those received by an Asset Management Affiliate (as defined in the Fee Letter) or acquired pursuant to bona fide open market purchases from third parties or in connection with market making activities), such notes shall be callable at par plus accrued interest on a non-pro rata basis among the holders of Exchange Notes but on a ratable basis among all Initial Bridge Lenders and their affiliates (other than Asset Management Affiliates or other affiliates to the extent they hold Exchange Notes that were acquired pursuant to bona fide open market purchases from third parties or in connection with market making activities).

The Extended Term Loans may be repaid, in whole or in part, at the option of the Issuer, at any time at par plus accrued and unpaid interest to the redemption date.

Mandatory Offer to Purchase:	Subject to any restrictions in the Senior Credit Documentation, the Issuer will be required to offer to repurchase the Extended Term Loans upon the occurrence of a change of control (to be defined in a manner based on customary high-yield debt securities (consistent with the Documentation Principles)) and, subject to customary exceptions (including repayment of indebtedness and reinvestment rights), upon the consummation of non-ordinary course asset sales (which offers shall be at 100% of the principal amount of such Extended Term Loans plus accrued and unpaid interest).

Subject to any restrictions in the Senior Credit Documentation, the Issuer will be required to offer to repurchase the Exchange Notes upon the occurrence of a change of control (to be defined in a manner based on customary high-yield debt securities (consistent with the Documentation Principles)) and, subject to customary exceptions (including repayment of indebtedness and reinvestment rights), upon the consummation of non-ordinary course asset sales (which offer shall be at 101% of the principal amount of such Exchange Note in the case of a change of control offer (or 100% in the case of Exchange Notes held by an Initial Bridge Lender or its affiliates (other than those received by an Asset Management Affiliate or acquired pursuant to bona fide open market purchases from third parties or in connection with market making activities)), and 100% of the principal amount of such Exchange Notes in the case of any such asset sale offer, in each case plus accrued and unpaid interest).

Registration Rights:	The Issuer will use commercially reasonable efforts to file after the first issuance of the Exchange Notes and use commercially reasonable efforts to cause to become effective as soon as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as defined below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject

Annex I to Exhibit C – Page 2

to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than one year from the first issuance of any Exchange Note. If within 360 days from the issuance of any Exchange Note, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes, then the Issuer will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes outstanding to holders thereof who are, or would be, unable to freely transfer Exchange Notes from and including the 361st day after the date of the issuance of any Exchange Note (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Issuer, in the form of additional Exchange Notes). Such liquidated damages shall increase by 0.25% per annum on the date that is three months after the Default Registration Date and on each date occurring three months thereafter, to a maximum increase in interest of 1.00%. The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Customary covenants for senior unsecured high-yield debt securities consistent with the Documentation Principles and will also contain a covenant to use commercially reasonable efforts to assist in the remarketing of any Exchange Notes (including customary auditor, counsel and management assistance).

Events of Default:	Customary events of default for senior unsecured high-yield debt securities consistent with the Documentation Principles.

Governing Law and Forum:	New York.

Annex I to Exhibit C – Page 3

EXHIBIT D

Project Imelda

Conditions

The availability of the Credit Facilities shall be subject to the satisfaction of solely the following conditions, which shall be subject in all respects to the Certain Funds Provisions and the Documentation Principles. Capitalized terms used but not defined herein have the respective meanings set forth in the amended and restated commitment letter to which this Exhibit D is attached and in Exhibits A, B and C (including the Annexes thereto) attached thereto.

1.	(a) Each Loan Party shall have executed and delivered the Credit Documentation to which it is a party in accordance with the terms of the Commitment Letter, (b) the Lead Arrangers shall have received customary closing certificates (including solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit D from the chief financial officer or other officer with equivalent duties of the Borrower) and (c) the Lead Arrangers shall have received customary legal opinions, customary evidence of authority, customary lien searches with respect to the Borrower and the Guarantors, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors, customary evidence of insurance and a notice of borrowing.

2.	Prior to or substantially simultaneously with the initial fundings contemplated by the Commitment Letter, the Borrower shall have received the Equity Contribution in at least the amount set forth in Exhibit A.

3.	The Acquisition (including, in case the Acquisition is consummated by means of a cash tender offer, the Short-Form Merger) shall have been or, substantially concurrently with the initial borrowing under the Credit Facilities, shall be consummated in accordance with the terms of that certain Agreement and Plan of Merger among Holdings, Merger Sub and Target, dated as of July 2, 2011 (as amended and in effect from time to time, but without giving effect to any modifications, amendments, waivers or consents by Holdings, Merger Sub or any affiliate thereof that are materially adverse to the Initial Lenders or the Lead Arrangers (each in their respective capacity as such) without the consent of the Lead Arrangers (not to be unreasonably withheld or delayed), the “Acquisition Agreement”); provided that (a) the waiver of the accuracy of any Specified Acquisition Agreement Representation as a condition to closing shall be deemed to be materially adverse to the Initial Lenders and the Lead Arrangers, (b) any change in the definition of “Company Material Adverse Effect” set forth therein shall be deemed to be material and adverse to the Initial Lenders and the Lead Arrangers, and (c) any reduction in the aggregate purchase price shall be deemed not to be materially adverse to the Initial Lenders and the Lead Arrangers to the extent that such reduction (i) is less than or equal to 10% to the total consideration and (ii) is applied to reduce (x) the Equity Contribution, on the one hand, and (y) the funded debt on the Closing Date under the Term Facility, the Senior Bridge Facility, the Senior Notes and/or any other Securities issued or incurred in lieu of the Senior Bridge Facility, as applicable, on the other hand, ratably based on the relative amounts that the Equity Contribution, on the one hand, and the funded debt on the Closing Date referred to in clause (y) above, on the other hand, comprise of the pro forma total capitalization of Holdings and its subsidiaries after giving effect to the Transactions, which reduction referred to in clause (y) above shall be applied on a pro rata basis across the funded debt on the Closing Date under the Term Facility, the Senior Bridge Facility, the Senior Notes and/or any other Securities issued or incurred in lieu of the Senior Bridge Facility, as applicable.

4.	(a) Except (i) as disclosed in the Company Reports (as defined in the Acquisition Agreement dated as of July 2, 2011) that the Target has filed with or furnished to the SEC via EDGAR on or

Exhibit D – Page 1

after May 31, 2010 and prior to July 2, 2011 (or incorporated therein by reference) (other than disclosures in any such Company Report contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Company Reports that are forward looking in nature) or (ii) as set forth in the Company Disclosure Letter (as defined in the Acquisition Agreement dated as of July 2, 2011) as of July 2, 2011 (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to Section 5.7(b) of the Acquisition Agreement to which the relevance of such item is reasonably apparent regardless of whether a specific cross reference is made), and except as otherwise required or contemplated by the Acquisition Agreement, since May 31, 2010 through July 2, 2011, there have not been any facts, circumstances, events, changes, effects or occurrences that would reasonably be expected to have a Company Material Adverse Effect and (b) since July 2, 2011, there shall not have occurred any change, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect. “Company Material Adverse Effect” shall have the meaning set forth in the Acquisition Agreement dated as of July 2, 2011.

5.	The Lead Arrangers shall have received (a) audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of the Target for the three most recently completed fiscal years of the Target ended at least 90 days prior to the Closing Date, (b) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, shareholders’ equity and cash flows of the Target for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Target’s fiscal year) ended at least 45 days prior to the Closing Date and (c) a pro forma consolidated balance sheet and income statement of the Borrower and its subsidiaries as of and for the four fiscal quarter period most recently ended pursuant to clause (a) or (b) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement); provided that the filing of the required financial statements on Form 10-K or Form 10-Q, as applicable, by the Target will satisfy the foregoing requirements of clause (a) or (b) above, as applicable.

6.	With respect to the Senior Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) shall have been engaged to privately place the Senior Notes and (b) the Borrower shall have provided to the Investment Bank no later than the first day of the Bond Marketing Period (as defined below) a customary offering memorandum containing all customary information (other than information to be included under the heading “description of the notes” and other information customarily provided by the Investment Bank or its counsel) including financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 or Rule 3-16 of Regulation S-X and other customary exceptions) and of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (subject to customary exceptions) or that would be necessary for the Investment Bank to receive customary (for high-yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Senior Notes, and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that such accounting firms are prepared to deliver upon closing (the “Required OM Information”).

7.

With respect to the Senior Secured Credit Facilities, the Lead Arrangers (x) shall have received, not later than the first day of the Bank Marketing Period (as defined below), the Confidential Information Memorandum relating to the Senior Secured Credit Facilities and (y) shall have been afforded a period (the “Bank Marketing Period”) of 15 consecutive business days ending on the business day no later than the business day immediately prior to the Closing Date (excluding (x)

Exhibit D – Page 2

the days from August 22, 2011 through and including September 5, 2011 and (y) the days from November 23, 2011 through and including November 25, 2011 (provided that such 15 consecutive business day period may begin on a business day prior to November 23, 2011 without resetting such 15 consecutive day period on November 26, 2011)) following receipt of such Confidential Information Memorandum to syndicate the Senior Secured Credit Facilities. If you shall in good faith reasonably believe that you have delivered the Confidential Information Memorandum, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you have completed such delivery), in which case you shall be deemed to have delivered such Confidential Information Memorandum on the date specified in such notice and the Bank Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Lead Arrangers in good faith reasonably believe that you have not completed delivery of such Confidential Information Memorandum and, within two business days after their receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity which information is required to complete the Confidential Information Memorandum for purposes of compliance with this condition only).

8.	With respect to the Senior Bridge Facility, the Investment Banks and Lead Arrangers shall have been afforded a period (the “Bond Marketing Period”) of 15 consecutive business days ending on the business day no later than the business day immediately prior to the Closing Date (excluding (x) the days from August 22, 2011 through and including September 5, 2011 and (y) the days from November 23, 2011 through and including November 25, 2011 (provided that such 15 consecutive business day period may begin on a business day prior to November 23, 2011 without resetting such 15 consecutive day period on November 26, 2011)) following receipt of the Required OM Information to seek to place the Senior Notes with qualified purchasers thereof. If you shall in good faith reasonably believe that you have delivered the Required OM Information, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you have completed any such delivery), in which case you shall be deemed to have delivered such Required OM Information on the date specified in such notice and the Bond Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arrangers in good faith reasonably believe that you have not completed delivery of such Required OM Information and, within two business days after their receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity which Required OM Information you have not delivered and/or stating with specificity which information is required to complete the offering memorandum for purposes of compliance with this condition only).

9.	With respect to the Senior Secured Credit Facilities, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered, other than as provided in Exhibit B and, if applicable, be in proper form for filing.

10.	All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case to the extent invoiced at least two business days prior to the Closing Date, shall have been paid (which amounts may be offset against the proceeds of the Senior Secured Credit Facilities).

11.	The Administrative Agents shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by the Initial Lenders at least five business days in advance of the Closing Date.

12.	The Specified Representations and the Specified Acquisition Agreement Representations shall be true in all material respects.

Exhibit D – Page 3

ANNEX I to

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

[IMELDA]

AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement1, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement and the [issuance of the Senior Notes] on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

[Signature Page Follows]

[1]	Credit Agreement to be defined.

ANNEX I to

EXHIBIT D

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[IMELDA]

By:
Name:
Title: